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                                   FORM 11-K




[X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF
     1934
     For the Fiscal Year Ended December 31, 2005

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
     For the Transition Period from      to
                                    ----    --------------

COMMISSION FILE NUMBER: 1-14659
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A.   Full Title of Plan: Wilmington Trust Thrift Savings Plan

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

         Wilmington Trust Corporation
         Rodney Square North
         1100 North Market Street
         Wilmington, DE  19890
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1.   The Thrift Savings Plan affords staff members the opportunity to acquire from time to time shares of Wilmington Trust Corporation's stock, as well as interests in funds which purchase a variety of investments from time to time and which may change from time to time. These include debt and equity securities. As of December 31, 2005, the names and addresses of those funds are the following:

               Fidelity Advisor Equity Growth Institutional Fund Fidelity Advisor Diversified International Fund Principal Large Cap Stock Index Separate Account Vanguard Windsor II Fund
               American Century Small Company Investment Fund Principal Financial Group
               710 9th Street
               Des Moines, IA 50309

               Wilmington Large-Cap Growth Fund
               Wilmington Large-Cap Value Fund
               Wilmington Large-Cap Core Fund
               Wilmington Small-Cap Core Fund
               Wilmington Multi-Manager International Fund
               Wilmington Broad Market Bond Fund
               Wilmington Multi-Manager Large-Cap Fund
               Wilmington Multi-Manager Mid-Cap Fund
               Wilmington Multi-Manager Small-Cap Fund
               Wilmington Multi-Manager Real Estate Securities Fund Wilmington Stable Value Fund
               Wilmington Trust Corporation Stock Fund
               Rodney Square North
               1100 North Market Street
               Wilmington, DE 19890


2. The financial statements required to be filed for the Thrift Savings Plan, which qualifies under the Employee Retirement Income Security Act of 1974, will be filed as an amendment to this Form 11-K by June 28, 2006, 180 days after the end of the plan's fiscal year.
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                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the following individuals, who administer the Thrift Savings Plan, have signed this Form 11-K as of March 15, 2006.

                                       /s/ David R. Gibson                (SEAL)
                                       -----------------------------------
                                       David R. Gibson, Chairman


                                       /s/ Peter W. Atwater               (SEAL)
                                       -----------------------------------
                                       Peter W. Atwater


                                       /s/ Rebecca A. DePorte             (SEAL)
                                       -----------------------------------
                                       Rebecca A. DePorte


                                       /s/ Michael A. DiGregorio          (SEAL)
                                       -----------------------------------
                                       Michael A. DiGregorio


                                       /s/ William J. Farrell II          (SEAL)
                                       -----------------------------------
                                       William J. Farrell II


                                       /s/ I. Gail Howard                 (SEAL)
                                       -----------------------------------
                                       I. Gail Howard


                                       /s/ Gerald F. Sopp                 (SEAL)
                                       ------------------------------------
                                       Gerald F. Sopp


                                       /s/ Diane M. Sparks                (SEAL)
                                       -----------------------------------
                                       Diane M. Sparks